Exhibit 1.1
STOCK PURCHASE AGREEMENT
     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 5, 2007, by and among Genitope Corporation, a Delaware corporation, (the “Company”), and William R. Hambrecht, Trustee of The Hambrecht 1980 Revocable Trust (“Buyer”).
BACKGROUND:
     A. The Company has registered on Form S-3 (SEC File No. 333-128357) (the “Registration Statement”) the issuance and sale of up to $125,000,000 of certain types of securities, including shares of its Common Stock, $0.001 par value (“Common Stock”), of which $39,300,425.85 remains available for issuance and sale;
     B. The Company has authorized the issuance of up to 500,000 shares of Common Stock (the “Shares”) pursuant to the terms of this Agreement and under the Registration Statement; and
     C. The Buyer desires to purchase, upon the terms and subject to the conditions set forth in this Agreement, the Shares for an aggregate purchase price of TWO MILLION TWENTY-FIVE THOUSAND DOLLARS ($2,025,000).
     1. PURCHASE AND SALE OF COMMON SHARES.
          1.1 Purchase of Common Shares. At the closing (the “Closing”) the Company shall issue and sell to Buyer, and Buyer agrees to purchase from the Company, the Shares at a price per Share of FOUR DOLLARS AND FIVE CENTS ($4.05), and for the aggregate purchase price of $ TWO MILLION TWENTY-FIVE THOUSAND DOLLARS ($2,025,000) (the “Purchase Price”).
          1.2 Closing Date. Unless the Company and Buyer agree otherwise, the date and time of the Closing (the “Closing Date”) shall be at noon, Pacific Time, on the business day immediately following the date of this Agreement. The Closing shall occur at the offices of Cooley Godward Kronish LLP, counsel to the Company, located at 3175 Hanover Street, Palo Alto, California 94304-1130.
          1.3 Form of Payment. On the Closing Date, (i) in consideration of the issuance and sale of the Shares to Buyer at the Closing, Buyer shall pay to the Company, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, an amount equal to the Purchase Price, and (ii) the Company shall instruct its transfer agent to issue and deliver to Buyer the Shares. The Company shall deliver the Shares to Buyer by electronic transfer (e.g., DWAC), unless Buyer requests delivery of physical certificates.
     2. BUYER’S REPRESENTATIONS AND WARRANTIES.
          Buyer represents and warrants that:
          2.1 Information. Buyer and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by Buyer, including a prospectus supplement, dated October 5, 2007, and accompanying prospectus, dated October 5, 2005, with respect to the offer of the Shares. Buyer and his advisors, if any, have been afforded the opportunity to ask questions of the Company. Buyer has substantial experience in evaluating and investing in securities in companies similar to the Company and is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Buyer understands that his investment in the Shares involves a high degree of risk. Neither such inquiries nor any other investigation conducted by or on behalf of Buyer or his advisors shall modify, amend or affect Buyer’s right to rely on the truth, accuracy and completeness of the disclosure made to Buyer or his advisors in respect of the Company or this transaction and the Company’s representations and warranties contained in this Agreement.
          2.2 Acquisition for Own Account. Buyer is acquiring the Shares for Buyer’s own account for investment only, and not as a nominee, broker, dealer, underwriter or agent, and not with a view towards resale or distribution of the Shares. Buyer further represents that Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person or entity with respect to any of the Shares or any interest in any of the Shares.

          2.3 No Governmental Review. Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.
          2.4 Certain Trading Activities. Buyer has not executed a Short Sale (defined below) involving the Company’s securities during the period beginning 30 days prior to the date of this Agreement. For purposes of this Section and Section 4.3, “Short Sale” means any transaction defined as such under Rule 200 of Regulation SHO (or any successor regulation) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers, but only if executed at a time when the Buyer has no equivalent offsetting long position in the Common Stock of the Company. For purposes of determining whether the Buyer has an equivalent offsetting long position in the Common Stock of the Company, any shares of Common Stock currently held by Buyer shall be deemed to be held as “long” by Buyer.
          2.5 Validity; Enforcement. Buyer has the requisite right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by him of the transactions contemplated hereby have been duly authorized by all necessary action and do not require any consent or authorization of any person or entity that has not been obtained by Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due execution and delivery hereof by the Company, is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.
          2.6 Residency. Buyer is a resident of, and The Hambrecht 1980 Revocable Trust is administered in, that state or country specified in Buyer’s address on the signature page hereto.
          2.7 Legal, Tax or Investment Advice. Buyer understands that nothing in this Agreement or any other materials presented to Buyer in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. Buyer has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with his purchase of the Shares. Buyer is not relying on Company’s internal or outside counsel for any legal advice, counsel or representation with regard to Buyer’s purchase of the Shares.
          2.8 Broker — Dealer. Buyer is not a “broker” or “dealer,” within the meaning of Sections 3(a)(4) and 3(a)(5) of the Exchange Act, respectively.
     3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
          The Company represents and warrants to Buyer that:
          3.1 Good Standing; Qualification. The Company is duly organized and validly existing in good standing under the laws of the State of Delaware. The Company is registered or qualified to do business and in good standing in California.
          3.2 Due Authorization and Valid Issuance. The Company has all requisite power and authority to execute, deliver and perform its obligations hereunder, and this Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due execution and delivery hereof by Buyer, shall constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shares have been duly authorized, validly issued and, upon receipt by the Company of the Purchase Price from Buyer, will be fully paid and nonassessable.
          3.3 Securities Exchange Compliance and Reporting Status. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Market. The Company has been advised by the Securities and Exchange Commission that the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”) by the Securities and

Exchange Commission, and the Company has not received any stop order suspending the effectiveness of the Registration Statement nor any notice that a proceeding for that purpose has been instituted. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement.
     4. COVENANTS.
          4.1 Commercially Reasonable Efforts. Each party shall use commercially reasonable efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.
          4.2 Restriction on Sales, Short Sales and Hedging Transactions. The Buyer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares or any interest therein, or conduct any Short Sale or enter into any hedging transaction with respect to the Shares, except in compliance with the Securities Act, the Exchange Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.
     5. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.
          The obligation of the Company hereunder to issue and sell the Shares to Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:
          5.1 Buyer shall have delivered to the Company the Purchase Price for the Shares being purchased by Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
          5.2 The representations and warranties of Buyer shall be true and correct in all material respects, and Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Buyer at or prior to the Closing Date.
     6. CONDITIONS TO BUYER’S OBLIGATION TO PURCHASE.
          The obligation of Buyer hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer at any time in his sole discretion by providing the Company with prior written notice thereof:
          6.1 The Company shall have executed this Agreement and delivered same to Buyer.
          6.2 Trading in the Company’s Common Stock on the National Global Market shall not have been suspended.
          6.3 The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.
     7. GOVERNING LAW; MISCELLANEOUS.
          7.1 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.
          7.2 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

          7.3 Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
          7.4 Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
          7.5 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the agreements and instruments referenced herein, contain the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer, and no provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
          7.6 Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
     If to the Company:
Genitope Corporation
6900 Dumbarton Cr
Fremont, CA 94555-3651
Attn: Vice President, Legal Affairs
Telephone: (510) 284-5000
Facsimile: (510) 284-5100
     With a copy to:
Cooley Kronish Godward LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attn: Suzanne Sawochka Hooper
Telephone: (650) 843-5000
Facsimile: (650) 849-7400
     If to Buyer:
William R. Hambrecht, Trustee of The Hambrecht 1980 Revocable Trust
539 Bryant Street
San Francisco, CA 94107
Telephone: (415) 551-8602
Facsimile: (415) 551-8686
or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party in accordance with the above provisions five (5) days prior to the effectiveness of such change.
          7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Shares. Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.
          7.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

          7.10 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, Buyer and the Company have caused this Stock Purchase Agreement to be duly executed on the date first written above.

COMPANY: Genitope Corporation
By:	/s/ Dan Denney, Jr.
	Name:	Dan W. Denney, Jr., Ph.D.
	Title:	Chief Executive Officer

BUYER:
/s/ William R. Hambrecht
William R. Hambrecht, Trustee of The Hambrecht 1980 Revocable Trust